Exhibit 99.1

Georgia Gulf Reports 2011 Financial Results

ATLANTA — February 15, 2012 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its full year and fourth quarter ended December 31, 2011.

The company reported net sales of $3.2 billion for the full year 2011, 14 percent higher than the net sales of $2.8 billion reported for the full year 2010.  Georgia Gulf reported net income of $57.8 million, or $1.66 per diluted share for 2011, compared to net income of $42.7 million, or $1.22 per diluted share, for the previous year.  Net income for 2011 includes an $8.3 million asset impairment charge, a $3.3 million restructuring expense, a $4.9 million loss on the early redemption of debt, a $1.2 million gain on sale of assets and a benefit to income tax expense from the reversal of $22.1 million of tax reserves.

“Our financial performance in 2011 exceeded our 2010 results as industry conditions continue to improve, driven by North America’s advantaged natural gas position,” said Paul Carrico, president and chief executive officer.  “We generated $121.1 million of free cash flow, exceeding our goal for 2011.  We reduced debt by $82.1 million in 2011 and ended the year with $408.9 million of debt net of cash and cash equivalents.

“We are confident that our integrated chemicals and building products business is well positioned to take advantage of our access to low-cost natural gas and to benefit from continuing growth in global demand and the recovery of the U.S. housing market as it occurs,” Carrico said.

The company reported net sales of $673.6 million for the fourth quarter of 2011, compared to net sales of $692.8 million reported for the fourth quarter of 2010.  Georgia Gulf reported a net loss of $3.3 million, or $0.10 per diluted share, for the fourth quarter of 2011, compared to net income of $15.1 million, or $0.43 per diluted share, for the same quarter of the previous year.  The net loss in the fourth quarter of 2011 includes an $8.3 million asset impairment charge, a $2.2 million restructuring expense, a $3.8 million loss on the early redemption of debt and a benefit to income tax expense from the reversal of $11.7 million of tax reserves.

Chlorovinyls

In the Chlorovinyls segment, fourth quarter 2011 net sales increased to $321.5 million from $319.5 million during the fourth quarter of 2010. The segment posted operating income of $21.5 million, compared to operating income of $41.5 million for the same quarter in the prior year.  The decrease in operating income was primarily due to lower sales volumes for PVC and caustic soda and higher raw material costs, partially offset by higher caustic soda sales prices compared to the fourth quarter of 2010.

Building Products

In the Building Products segment, net sales were $189.7 million for the fourth quarter of 2011, increasing 9 percent on a reported and constant currency basis compared to $174.4 million recorded for the same quarter in the prior year.  This sales increase was primarily driven by the benefit of the sales volumes resulting from the Exterior Portfolio acquisition in February 2011.  The segment’s operating loss was $11.6 million for the fourth quarter of 2011, compared to $6.1 million of operating loss during the same quarter of the prior year. The increase in operating loss was due to a $10.7 million restructuring charge from the company’s decision to exit its fence product line resulting in the closure of its Milford, Indiana, facility. In addition, the company will consolidate two window and door facilities and one small pipe facility, all located in Canada.  These consolidations will reduce overhead costs going forward but not materially reduce production capacity.

Aromatics

In the Aromatics segment, net sales decreased to $162.4 million for the fourth quarter of 2011 from $199.0 million during the fourth quarter of 2010. The decrease was primarily due to lower sales volumes.  During the fourth quarter of 2011, the segment recorded an operating loss of $3.7 million, compared to operating income of $9.4 million during the same quarter in 2010. The decrease in operating income was primarily due to lower sales volumes and lower margins driven by a sharp decline in benzene and propylene prices in the fourth quarter of 2011 compared to the fourth quarter of 2010.

Liquidity and Debt Reduction

As of December 31, 2011, the company had $88.6 million of cash on hand as well as $284.2 million of borrowing capacity available under its asset-based loan (ABL) facility.  In the fourth quarter of 2011, Georgia Gulf redeemed and repaid $59.9 million of debt.  For the full year 2011, the company reduced debt by $82.1 million.

Conference Call

The company will discuss fourth-quarter financial results and business developments via conference call and webcast on Thursday, February 16, at 11:00 a.m. Eastern time.  To access the company’s fourth-quarter conference call, please dial (888) 552-7928 (domestic) or (706) 679-9856 (international).  The conference call ID number is 45054331. To access the conference call via webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?c=112207&p=irol-EventDetails&EventId=4720374.  Playbacks will be available from 1:00 p.m. Eastern time on Thursday, Feb. 16, until 11:59 p.m. Eastern time Thursday, March 1, by dialing (855) 859-2056.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements relate to, among other things, our expectations of future results.   Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices and demand for our products,  industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent quarterly reports filed with the SEC.

Use of Non-GAAP Measures

Georgia Gulf supplemented this earnings release with Free Cash Flow because we believe investors and management commonly use Free Cash Flow to measure the Company’s cash generation capabilities.  Georgia Gulf excludes cash used to complete acquisitions from its free cash flow measurement because it believes that cash used for these purposes is discretionary and should be considered to be cash available for other purposes, thus part of the company’s cash generation.  Free Cash Flow is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash provided by operating activities as a measure of liquidity.  In addition, our calculation of Free Cash Flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

Georgia Gulf defines Free Cash Flow as cash provided by operating activities, less capital expenditures.  Our Free Cash Flow for 2011 was cash flow from operating activities of $187.4 million, minus capital expenditures of $66.4 million, totaling $121.1 million.

Contacts
Investor Relations
Martin Jarosick, 770-395-4524

or

Arthur Crozier, Jennifer Shotwell or Scott Winter
Innisfree M&A Incorporated
212-750-5833

Media
Alan Chapple, 770-395-4538
chapplea@ggc.com

or

Michael Freitag or Eric Bonach
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Georgia Gulf Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In thousands, except share data)	2011	2010
Assets
Cash and cash equivalents	$88,575	$122,758
Receivables, net of allowance for doubtful accounts of $4,225 at 2011 and $10,026 at 2010	256,749	267,662
Inventories	287,554	261,235
Prepaid expenses	12,730	16,606
Income tax receivable	3,020	899
Deferred income taxes	14,989	7,266
Total current assets	663,617	676,426
Property, plant and equipment, net	640,900	653,137
Goodwill	213,608	209,631
Intangible assets, net	46,715	14,351
Deferred income taxes	3,770	8,078
Other assets, net	75,601	104,078
Total assets	$1,644,211	$1,665,701

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$22,132
Accounts payable	168,187	132,639
Interest payable	20,931	22,558
Income taxes payable	1,202	2,910
Accrued compensation	19,743	38,382
Liability for unrecognized income tax benefits and other tax reserves	598	8,822
Other accrued liabilites	68,227	48,536
Total current liabilities	278,888	275,979
Long-term debt	497,464	555,425
Lease financing obligation	109,899	112,385
Liability for unrecognized income tax benefits	23,711	46,884
Deferred income taxes	181,465	189,805
Other non-current liabilities	64,120	40,631
Total liabilities	1,155,547	1,221,109
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 34,236,402 at 2011 and 33,962,291 at 2010	342	340
Additional paid-in capital	480,530	476,276
Accumulated other comprehensive loss, net of tax	(18,151)	(210)
Retained earnings (deficit)	25,943	(31,814)
Total stockholders’ equity	488,664	444,592
Total liabilities and stockholders’ equity	$1,644,211	$1,665,701

Georgia Gulf Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2011	2010	2011	2010
Net sales	$673,600	$692,842	$3,222,884	$2,818,040
Operating costs and expenses:
Cost of sales	626,863	617,637	2,919,625	2,543,638
Selling, general and administrative expenses	38,141	41,751	168,221	160,031
Long-lived asset impairment charges	8,318	—	8,318	—
Restructuring costs (benefits)	2,245	(169)	3,271	102
Gain on sale of asset	—	—	(1,150)	—
Total operating costs and expenses	675,567	659,219	3,098,285	2,703,771
Operating (loss) income	(1,967)	33,624	124,599	114,269
Interest expense	(15,357)	(16,905)	(65,645)	(69,795)
Loss on redemption and other debt costs	(3,808)	—	(4,908)	—
Foreign exchange loss	(6)	(522)	(786)	(839)
Interest income	84	24	280	322
(Loss) income before income taxes	(21,054)	16,222	53,540	43,957
(Benefit) provision for income taxes	(17,739)	1,160	(4,217)	1,279
Net (loss) income	$(3,315)	$15,061	$57,757	$42,678
(Loss) earnings per share:
Basic	$(0.10)	$0.43	$1.66	$1.22
Diluted	$(0.10)	$0.43	$1.66	$1.22
Weighted average common shares outstanding:
Basic	34,236	33,962	34,086	33,825
Diluted	34,236	33,962	34,122	33,825

Georgia Gulf Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2011	2010	2011	2010
Cash flows from operating activities:
Net (loss) income	$(3,316)	$15,062	$57,757	$42,678
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,214	24,168	101,522	99,691
Loss on redemption of debt	3,808	—	4,908	—
Foreign exchange (gain) loss	(120)	(307)	604	(738)
Deferred income taxes	(8,137)	(8,012)	(3,762)	(1,964)
Excess tax benefits from share based payment arrangements	—	—	(1,371)	(4,001)
Long lived asset impairment charges	8,318	—	8,318	—
Stock based compensation	1,173	1,051	6,658	3,487
Gain on sale of assets	—	—	(1,150)	—
Other non-cash items	(3,736)	13,193	(2,802)	19,646
Change in operating assets and liabilities:
Change in operating assets, liabilities and other	141,902	100,115	16,767	25,000
Net cash provided by operating activities	163,106	145,270	187,449	183,799
Cash flows from investing activities:
Capital expenditures	(22,134)	(14,454)	(66,382)	(45,714)
Proceeds from sale of assets	917	15	1,243	1,069
Acquisition, net of cash acquired	—	—	(71,371)	—
Net cash used in investing activities	(21,217)	(14,439)	(136,510)	(44,645)
Cash flows from financing activities:
Net change in ABL revolver	(36,503)	(47,352)	—	(56,353)
Repayment of long-term debt	(62,136)	(4)	(85,057)	(37)
Fees paid related to financing activities	(531)	—	(2,011)	(3,185)
Excess tax benefits from share based payment arrangements	—	—	1,371	4,001
Stock compensation plan activity	—	—	39	(145)
Net cash used in financing activities	(99,170)	(47,356)	(85,658)	(55,719)
Effect of exchange rate changes on cash and cash equivalents	546	633	536	526
Net change in cash and cash equivalents	43,265	84,108	(34,183)	83,961
Cash and cash equivalents at beginning of period	45,310	38,650	122,758	38,797
Cash and cash equivalents at end of period	$88,575	$122,758	$88,575	$122,758

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(In Thousands)	2011		2010	2011		2010

Segment net sales:
Chlorovinyls	$321,501		$319,453	$1,318,678		$1,224,725
Building Products	189,704		174,433	883,899		793,639
Aromatics	162,395		198,956	1,020,307		799,676
Net Sales	$673,600		$692,842	$3,222,884		$2,818,040

Segment operating income (loss):
Chlorovinyls	$21,477		$41,544	$143,304	(2)	$114,297
Building Products	(11,638	)(1)	(6,078)	7,500	(3)	14,554
Aromatics	(3,653)		9,399	10,370		23,335
Unallocated corporate	(8,153)		(11,241)	(36,575)		(37,917)
Total operating (loss) income	$(1,967)		$33,624	$124,599		$114,269

(1)   Includes $2.4 million of restructuring costs and $8.3 million of asset impairment charges.

(2)   Includes $1.2 million gain related to sale of assets.

(3)   Includes $2.7 million of restructuring costs, $8.3 million of asset impairment charges, $2.9 million of related costs and inventory purchase  accounting adjustments, partially offset by $3.6 million reversal of non-income tax reserve.

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